UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Arvinas, Inc.

(Name of Issuer)
Common Stock, par value $0.001 per share

(Title of Class of Securities)
04335A105

(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04335A105	SCHEDULE 13G/A	Page 2 of 9 Pages

1		NAME OF REPORTING PERSONS OrbiMed Capital GP VI LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 910,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 910,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 910,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.33%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 04335A105	SCHEDULE 13G/A	Page 3 of 9 Pages

1		NAME OF REPORTING PERSONS OrbiMed Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 910,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 910,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 910,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.33%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 04335A105	SCHEDULE 13G/A	Page 4 of 9 Pages

1		NAME OF REPORTING PERSONS OrbiMed Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 988,800
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 988,800
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.54%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 04335A105	SCHEDULE 13G/A	Page 5 of 9 Pages

Item 1.	(a) Name of Issuer

Arvinas, Inc.

(b) Address of Issuer’s Principal Executive Offices

5 Science Park

395 Winchester Ave.

New Haven, Connecticut 06511

Item 2.	(a) Name of Person Filing:

OrbiMed Advisors LLC (“Advisors”)

OrbiMed Capital GP VI LLC (“GP VI”)

OrbiMed Capital LLC (“Capital”)

(b) Address of Principal Business Office:

601 Lexington Avenue, 54th Floor New York, NY 10022

(c) Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

(d) Title of Class of Securities

Common Stock, par value $0.001 per share

(e) CUSIP No.:

04335A105

CUSIP No. 04335A105	SCHEDULE 13G/A	Page 6 of 9 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is:

OrbiMed Capital GP VI LLC (“GP VI”) is the sole general partner of OrbiMed Private Investments VI, LP. OrbiMed Advisors LLC (“Advisors”) is an investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E) and is the Managing Member of GP VI. OrbiMed Capital LLC is an investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E).

CUSIP No. 04335A105	SCHEDULE 13G/A	Page 7 of 9 Pages

Item 4. Ownership

Information with respect to the Reporting Persons' ownership of the Common Stock as of December 31, 2019, is incorporated by reference to items (5) - (9) and (11) of the cover page of the respective Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 04335A105	SCHEDULE 13G/A	Page 8 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

OrbiMed Capital GP VI LLC By: OrbiMed Advisors LLC, its Managing Member

By:	/s/ Jonathan T. Silverstein
Name: Jonathan T. Silverstein Title: Member of OrbiMed Advisors LLC

By:	/s/ Sven H. Borho
Name: Sven H. Borho Title: Member of OrbiMed Advisors LLC

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon Title: Member of OrbiMed Advisors LLC

OrbiMed Advisors LLC

By:	/s/ Jonathan T. Silverstein
Name: Jonathan T. Silverstein Title: Member

By:	/s/ Sven H. Borho
Name: Sven H. Borho Title: Member

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon Title: Member

OrbiMed Capital LLC

By:	/s/ Jonathan T. Silverstein
Name: Jonathan T. Silverstein Title: Member

By:	/s/ Sven H. Borho
Name: Sven H. Borho Title: Member

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon Title: Member

CUSIP No. 04335A105	SCHEDULE 13G/A	Page 9 of 9 Pages

Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2020

OrbiMed Capital GP VI LLC By: OrbiMed Advisors LLC, its Managing Member

By:	/s/ Jonathan T. Silverstein
Name: Jonathan T. Silverstein Title: Member of OrbiMed Advisors LLC

By:	/s/ Sven H. Borho
Name: Sven H. Borho Title: Member of OrbiMed Advisors LLC

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon Title: Member of OrbiMed Advisors LLC

OrbiMed Advisors LLC

By:	/s/ Jonathan T. Silverstein
Name: Jonathan T. Silverstein Title: Member

By:	/s/ Sven H. Borho
Name: Sven H. Borho Title: Member

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon Title: Member

OrbiMed Capital LLC

By:	/s/ Jonathan T. Silverstein
Name: Jonathan T. Silverstein Title: Member

By:	/s/ Sven H. Borho
Name: Sven H. Borho Title: Member

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon Title: Member